Exhibit 10.1

Amendment No. 1

to the

American Multi-Cinema, Inc. Non-Qualified Deferred Compensation Plan (Plan”)

The Adoption Agreement of the Plan is hereby amended, effective May 1, 2018, to reflect a change in the Plan’s disability definition. Therefore, the following is substituted for item 26. of Part VII – Forms and Timing of Distributions Upon Other Events:

“26.Determination and Distribution upon Disability (Articles 2.15 and 5.4 of the Plan).

If a Participant becomes Disabled while employed with the Employer, the unpaid portion of his or her Participant’s Account balance, if any, shall be distributed as elected by the Participant.

A Participant shall be deemed Disabled (check one; if not checked, the first box below is the default definition):

☐	(a)In accordance with a disability insurance program sponsored by the Employer, provided the definition set forth in the program satisfies the requirements of Article 2.15(a) of the Plan.

☒	(b)By the Social Security Administration.

☐	(c)In the Plan Administrator’s sole discretion, subject to the requirements of Article 2.15(a) of the Plan.

☐

(d)“Disabled” means a Participant who is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering Employees of the Employer, all within the meaning of Section 409 A of the Code and regulations thereunder (must comply with the definitions contained in Section 409A(a)(2)(C)).”

IN WHITNESS WHEREOF, the Employer hereby causes this amendment to be executed on the 27 day of April, 2018.

Employer:American Multi-Cinema, Inc.

By: /s/ Carla Sanders